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                                                                   EXHIBIT 10.88

                          SUNRISE FINANCIAL GROUP, LTD.
                          919 Third Avenue, 19th Floor
                            New York, New York 10022
                                 (212) 421-1616





June 13, 1995

Mr. Ed Johnson
Optimumcare Corp.
30011 Ivy Glen Drive, Suite 219
Laguna Niguel, California 92677                             via fax 714 495-4316

Gentlemen:

         As we discussed, Optimumcare Corp. (the "Company") is interested in retaining Sunrise Financial Group, Inc. ("Sunrise") as its consultant for financial public relations.

Services

         The services Sunrise will provide include the following: preparing a fact sheet on the Company (for which you pay in advance, as well as approve the artwork and layout); assistance to the Company in planning and supervision of such financial communication activities as the annual report, quarterly reports and other financial presentations (except a slide show); performance of public relations and corporate communications projects as are mutually agreed on; planning meetings with institutional investors, research analysts and retail brokers; preparing and disseminating press releases; handling all inquiries about the Company; maintaining a mailing list of all those interested in Company literature; distributing business reply cards and contacting those brokers who return them to ascertain their interest in meeting management of the Company; seeking additional market makers for Company securities; and handling media relations.

        As compensation for Sunrise's services, the Company will pay Sunrise the following fees:

        1. An annual consulting fee of 36,000 Company common shares payable upon execution of this engagement letter, with piggyback registration rights.

        2. The Company will issue to Sunrise a non-cancellable option to purchase up to 200,000 shares of the outstanding stock of the Company at $0.65 per share.

Option

        The option shall be exercisable for five years from issuance. During the term of the


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option and upon written demand from Sunrise, the Company shall, on one occasion only, promptly register the common stock underlying the option at Company expense (excluding Sunrise's counsel's fees and any underwriting or selling commission). The Company further agrees that during the term of the option, if the Company intends to file a Registration Statement for the public sale of its securities (other than a Form S-8, S-4 or comparable Registration Statement), it will notify Sunrise and if so requested will include in that Registration Statement the common stock underlying the option, at Company expense (excluding prorated SEC registration fees, Sunrise's counsel fees and any underwriting or selling commissions). The number of shares and exercise price per share subject to the option shall be adjusted in the case of any dividend, stock split or other recapitalization or reorganization so that the option shall not be diminished or diluted. The option may also be assigned. Cashless exercise is permitted. To the extent the Company issues shares in any acquisition(s) other than PHI or CWMI, an additional option(s) shall be granted to Sunrise equal to 4% of the amount of shares issued in such acquisition(s), at an exercise price equal to that used in the acquisition, under similar terms as above.

Expense Reimbursement

         In addition to the fees payable hereunder, the Company shall reimburse Sunrise, upon request from time to time, for all reasonable out-of-pocket expenses incurred by Sunrise (including but not limited to printing and graphic design, travel, postage, copying, secretarial, and phone expenses) in connection with Sunrise's services pursuant to this agreement. Individual out-of-pocket expenses will not exceed $250.00 without the consent of the Company. The Company will prepay $5,000 to Sunrise which Sunrise will draw against for expenses. The Company will replenish this amount monthly to the $5,000 level. Upon expiration of this agreement, any balance in this expense account will be returned to the Company less any fees outstanding.

Term

         This agreement shall be for a term of at least one year. Thereafter, either party may terminate this agreement at any time upon thirty (30) days' prior written notice, without liability or continuing obligation to the other party, except that termination shall not affect (a) the reimbursement and indemnification provisions contained in this agreement, nor (b) the Company's obligation for the fees called for above.

Indemnification

         The Company agrees that it will indemnify and hold harmless Sunrise, its officers, directors, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable fees and expenses of counsel), arising out of Sunrise's services pursuant to this agreement. However, the Company will not be liable under this paragraph to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from Sunrise's gross negligence or willful misconduct. The Company agrees to notify Sunrise promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any matter which involved Sunrise.



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Miscellaneous

         The benefits of this agreement shall inure to the respective successors and assigns of the parties, and the obligations and liabilities assumed in this agreement by the parties shall be binding upon their respective successors and assigns.

         The validity and interpretation of this agreement shall be governed by the laws of the State of New York as applied to agreements made and to be fully performed therein. The parties agree that neither shall commence any litigation against the other arising out of this Agreement or its termination period except in a court located in the City of New York. Each party consents to the in personam jurisdiction over it by such a court and consents to the service of process of such a court on it by mail.

         All costs of enforcing any debt or obligation of the Company to Sunrise which arises under this Agreement, including all attorneys fees and expenses, shall be paid by the Company.

         If the foregoing correctly sets forth our agreement, please sign, date and return to us the enclosed copy of this letter, whereupon this letter shall contain a working agreement between us. Sunrise is looking forward to working with you in making OptimumCare highly successful and prosperous.

                                         Sincerely,

                                              SUNRISE FINANCIAL GROUP, INC.



                                              By:/s/ Nathan A. Low
                                                 ----------------------------
                                                   Nathan A. Low, President

Confirmed and Agreed to this
14th day of June, 1995

OptimumCare Corp.


By:/s/ Ed Johnson
   ------------------------------
       Mr. Ed Johnson, Chairman